Exhibit 99.1

  NeoStem Receives Licenses from New York State to Begin Operations

     Two State Licenses Allow Stem Cell Collections to Immediately Begin from NeoStem Clients in New York for Storage in California
                               Facility


    NEW YORK--(BUSINESS WIRE)--April 26, 2007--NeoStem, Inc.
(OTCBB:NEOI), the first company to specialize in the collection, processing and storage of stem cells from healthy adult donors for personal use in times of critical medical need, has announced that the New York State Department of Health has issued two provisional licenses to allow the Company to begin commercializing its next generation stem cell collection services in New York.

    The first license approves NeoStem's California facility to store stem cells collected from the peripheral blood of clients in the State of New York as specified in the license. Specifically, it allows for comprehensive tissue procurement services, permitting tissue collection, processing and storage at the California facility of hematopoietic progenitor cells.

    The second license approves limited tissue procurement services, permitting solicitation relating to the collection of hematopoietic progenitor cells from the peripheral blood of autologous donors at NeoStem's New York City location.

    NeoStem will begin adult stem cell collections through its relationship with a New York approved stem cell collection service provider and will seek to continue to add to its network of collection providers and hospitals.

    "We are very excited to have been able to receive authorization to begin operations in New York and offer our next generation services to the millions of citizens of the State," said Dr. Robin Smith, Chief Executive Officer of NeoStem. "We believe that these licenses are a further validation of our proprietary process and of our business model."

    NeoStem is developing a nationwide network of adult stem cell collection centers, enabling people to donate and store their own stem cells for personal use years or decades later--providing an accessible supply of healthy, genetically matched stem cells for potential therapeutic use.

    NeoStem's first-to-market competitive advantage positions the Company to capitalize on the hundreds of stem cell-based therapy research programs and clinical trials currently underway. The Company believes these programs will result in stem cell-based therapies becoming available, and that NeoStem clients could be among the first to benefit from the life saving progress that has already been made for such debilitating conditions as cancer, heart disease, diabetes, multiple sclerosis, lupus, and many others.

    About NeoStem, Inc.

    NeoStem is a biotechnology services company enhancing the delivery of adult stem cell therapeutics to health-conscious consumers. The Company is developing a nationwide network of adult stem cell collection centers, enabling people to donate and store their own stem cells with NeoStem for personal use years or decades later in times of critical medical need.

    The proprietary NeoStem technologies empower health-conscious consumers to help protect their future health by undergoing treatment with their own stem-cells - providing an accessible supply of healthy, genetically matched stem cells for use in the eventuality of illness.

    Currently underway are hundreds of stem cell-based research programs and clinical trials investigating the use of these non-controversial adult stem cells, such as those collected from donors under NeoStem's methods. As the nation's population ages and encounters serious age-related and congenital health issues, NeoStem has positioned itself as a leader in the fast-growing national trend toward personal "bio-insurance."

    The Company's non-capital intensive business plan is a service model that is completely scalable and can be quickly implemented, thus minimizing risk levels ordinarily related to most long-term biopharmaceutical research and development. Under its strategic business plan, NeoStem has begun opening a nationwide network of adult stem cell collection facilities. Its stem cell collection systems will be located in existing physician offices and medical facilities, where the procedures and care can be administered by trusted personal doctors and medical professionals.

    For more information, please visit: www.neostem.com. For other information and resources about the Company, visit http://www.trilogy-capital.com/tcp/neostem/. To view current stock quotes and news, visit http://www.trilogy-capital.com/tcp/neostem/quote.html. To view a fact sheet about the company, visit http://www.trilogy-capital.com/tcp/neostem/factsheet.html.

    Forward-Looking Statements

    Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning the ability of NeoStem, Inc. ("the Company") to develop the adult stem cell business, the future of regenerative medicine and the role of adult stem cells in that future, the future use of adult stem cells as a treatment option and the potential revenue growth of the Company's business. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. The Company's ability to enter the adult stem cell arena and future operating results are dependent upon many factors, including but not limited to (i) the Company's ability to obtain sufficient capital or a strategic business arrangement to fund its expansion plans; (ii) the Company's ability to build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company's control; (iv) scientific and medical developments beyond the Company's control; (v) the Company's inability to obtain appropriate state licenses or any other adverse effect or limitations caused by government regulation of the business; and (vi) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission which are available for review at www.sec.gov under "Search for Company Filings."

    Pursuant to an October 1, 2006 agreement, Consulting For Strategic Growth I, Ltd. ("CFSG1") provides the Company with consulting, business advisory, investor relations, public relations and corporate development services, for which CFSG1 receives a fixed monthly fee for the duration of the agreement and received shares of NeoStem's common stock. Independent of CFSG1's receipt of cash or other compensation from the Company, CFSG1 may choose to purchase the common stock of the Company and thereafter sell those shares at any time it deems appropriate to do so. For more information, please visit www.cfsg1.com.

    CONTACT: NeoStem, Inc.
             Robin Smith, Chief Executive Officer, 212-584-4180 rsmith@neostem.com www.neostem.com or
             Consulting for Strategic Growth 1
             Stanley Wunderlich/Daniel Stepanek, 800-625-2236
             Fax: 212-337-8089
             http://www.cfsg1.com
             or
             Financial Communications
             Trilogy Capital Partners
             Ryon Harms, 800-592-6067
             ryon@trilogy-capital.com